Exhibit 23.13

Zürich, 4 February 2025

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Pre-Effective Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-283672) and related prospectuses of UBS AG for the registration of debt securities and warrants and to the incorporation by reference therein of our reports dated 27 March 2024, with respect to the consolidated financial statements of UBS AG, and the effectiveness of internal control over financial reporting of UBS AG, included in its Annual Report (Form 20-F) for the year ended 31 December 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd

Ernst & Young Ltd